UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

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SinoHub, Inc.
(Name of Registrant as Specified In Its Charter)

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SINOHUB, INC.
6/F, BUILDING 51, ROAD 5, QIONGYU BLVD.
TECHNOLOGY PARK, NANSHAN DISTRICT
SHENZHEN, PEOPLE’S REPUBLIC OF CHINA 518057

ANNUAL MEETING OF SHAREHOLDERS

May 27, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of SinoHub, Inc., which is to be held at the offices of SinoHub, Inc. at 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic Of China 518057 on June 23, 2011 at 10:00 a.m. local time.  The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by a report on our operations.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2010 is also enclosed. We encourage you to carefully read these materials.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting.  Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning your proxy card.  Beneficial owners of shares held in street name should follow the instructions in the proxy statement for voting their shares.  If you are a record holder and you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 23, 2011:

This Proxy Statement, the Notice of Annual Meeting of Shareholders and Our Annual Report to Shareholders are available at http://www.sinohub.com.

Sincerely,

Henry T. Cochran
Chairman and Chief Executive Officer

SINOHUB, INC.
6/F, BUILDING 51, ROAD 5, QIONGYU BLVD.
TECHNOLOGY PARK, NANSHAN DISTRICT
SHENZHEN, PEOPLE’S REPUBLIC OF CHINA 518057

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Meeting”) of SinoHub, Inc. (the “Company”) will be held at the offices of the Company at 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic Of China 518057, on June 23, 2011 at 10:00 a.m. local time.  Voting materials, which include this Proxy Statement, the proxy card and our fiscal 2009 report to Stockholders, will first be mailed to Stockholders on or about May 31, 2011.  Shareholders who desire to attend the Meeting should indicate such planned attendance by marking the appropriate box on their proxy card.  Persons who do not indicate attendance at the Meeting by proxy will be required to present acceptable proof of stock ownership to attend the Meeting.  All shareholders must furnish personal photo identification for admission to the Meeting.

The Meeting will be held for the following purposes:

(1)	To elect five directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To act on a proposal to ratify the appointment of Baker Tilly Hong Kong Limited as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

(3)	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

Only holders of shares of Common Stock of record at the close of business on May 20, 2011 are entitled to notice of and to vote at the Meeting and at any and all adjournments or postponements thereof.

By Order of the Board of Directors,

Henry T. Cochran
Corporate Secretary
May 27, 2011

PROXY STATEMENT

The SinoHub, Inc. Board of Directors is soliciting proxies for the 2011 Annual Meeting.  You may revoke your proxy at any time prior to voting at the meeting by submitting a later dated proxy or by giving timely written notice of your revocation to the Secretary of the Company.  Proxies properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the terms of the proxies.

Registered shareholders holding shares of the Company’s Common Stock may vote by completing, signing and dating the proxy card and returning it as promptly as possible.  We, the Company, will pay all of the costs associated with this proxy solicitation.  Proxies may be solicited in person or by mail, telephone, telefacsimile or other means of electronic transmission by our directors, officers and employees.  We will also reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding materials to the beneficial owners of the shares of our Common Stock.

If you desire to attend the 2011 Annual Meeting, you should indicate your intent to attend in person when voting by marking the appropriate box on the enclosed proxy card.  If you do not indicate attendance at the meeting on the proxy, you will be required to present acceptable proof of stock ownership to attend.  All shareholders who attend the meeting must furnish personal photo identification for admission.  If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the meeting in order to vote.

VOTING RIGHTS

We had 33,454,903 shares of Common Stock outstanding as of May 20, 2011 each having one vote.  Only holders of the Company’s Common Stock of record at the close of business on May 20, 2011, will be entitled to vote.  A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting.  If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card.  As the beneficial owner, you have the right to direct the record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on “routine matters.”  For purposes of this annual meeting, the Company has determined that the appointment of its independent auditors (Proposal 2) is a routine matter.  However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes,” properly brought before the meeting.  Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.  The election of directors in an uncontested election is deemed to be a non-routine matter.  Accordingly, if you hold your shares in street name, in order for your shares to be voted for the election of directors at the Annual Meeting (Proposal No. 1), you must provide voting instructions to your broker in accordance with the voting instruction card that you will receive from your broker.  Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

We are not aware of any matters that are to come before the meeting other than those described in this Proxy Statement; however, if other matters do properly come before the meeting, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the 2011 Annual Meeting, five directors are to be elected.  Set forth below is information regarding our current directors. All except Mr. Graylin are being nominated for re-election.  Mr. Graylin is not being nominated for re-election as a result of the determination of the Board to reduce the size of the Board to five members effective as of the 2011 Annual Meeting.  Except as set forth below, there are no family relationships between any of our directors or executive officers. Each director holds his office until he resigns or is removed and his successor is elected and qualified.

Name	Age	Position	Term as a Director (1)
Henry T. Cochran	67	Chief Executive Officer and Chairman of the Board	May 2008 to the Present
Lei Xia	42	President and Director	May 2008 to the Present
Will Wang Graylin	42	Director	January 2009 to the Present
Daniel Chi Keung Lui	57	Director	July 2010 to the Present
Jeff Qi He	39	Director	October 2010 to the Present
Ted Liangche Shen	50	Director	January 2011 to the Present

_______________
(1)
Reflects the date appointed to the Board of SinoHub, Inc.  For those persons who served as directors of the Company’s wholly-owned subsidiary SinoHub International, Inc. prior to the reverse merger that resulted in SinoHub International, Inc. becoming a subsidiary of the Company (the “Reverse Merger”), their terms as directors of SinoHub International, Inc. commenced on the following dates:  Henry T. Cochran – March 1999 and  Lei Xia – July 2000.

The Director nominees are as follows:

Henry T. Cochran is the Chief Executive Officer, Secretary and Treasurer of SinoHub, Inc. (the business currently known as SinoHub) and a founder of SinoHub International.  Mr. Cochran has served as Chairman of the Board of the predecessor company since inception in March 1999 and of SinoHub since the reverse merger in May 2008 with that predecessor and as Chief Executive Officer of the predecessor since May 2005.  From April 2001 until becoming CEO of SinoHub International, Mr. Cochran was a business consultant.  Mr. Cochran was President and CEO of Content Integrity, Inc. until April 2001. Prior to the formation of Content Integrity, Mr. Cochran was President and CEO of Advanced Visual Systems Inc., a leader in data visualization software for developers.  Before AVS, he was Vice President of the Advanced Indexing Products department of Sybase, Inc. to which he sold his former company, Expressway Technologies.  Mr. Cochran was the founder and CEO of Expressway Technologies, formerly known as Henco Software.  Henco was founded in 1975.  Mr. Cochran is regarded in the industry as one of the pioneering entrepreneurs in fourth-generation languages for his design of INFO, the product that launched Henco into the front lines of the software industry in the early 1980s.  Mr. Cochran holds a M.S. degree in mathematics from the University of Maryland and a B.S. in mathematics and economics from Vanderbilt University.

The Nominating Committee determined that Mr. Cochran is qualified to serve as a director of the Company because he possesses particular knowledge and experience in operations both in the United States and in PR China, as well as specific knowledge and experience in the Company’s industry and markets of operation obtained from his years of experience with the Company.

Lei Xia has been the President of SinoHub since the reverse merger in May 2008 and was a founder of SinoHub International.  Since May 2005, Mr. Xia has been responsible for the strategic business development, sales and marketing of first SinoHub International and, after the reverse merger, SinoHub. From July 2000 until May 2005, Mr. Xia was the Chief Executive Officer of SinoHub International and oversaw all of SinoHub International’s operations.  Prior to founding SinoHub International, Mr. Xia founded RGL Beijing, a high-end software distributor and solution provider.  Prior to RGL Beijing, Mr. Xia helped to start NEFAB (China).  NEFAB is a Swedish manufacturer and packaging solution provider to major OEMs such as Ericsson, Nokia, Motorola and Nortel.  Mr. Xia held the position of China country sales manager for NEFAB and built a nationwide sales and service team from ground up.  He started his career in the Chinese electronics industry in 1995 as general manager of Arrow Electronics Shanghai branch, where he built the most successful sales team of Arrow China.  To begin his career in electronics, Mr. Xia worked in Arrow Electronics’ headquarters under Steve Kaufman, Arrow’s CEO, in 1994 as a management trainee for one year.  Mr. Xia holds a B.S. in Electrical Engineering from the University of Alabama.

The Nominating Committee determined that Mr. Xia is qualified to serve as a director of the Company because he possesses particular knowledge and experience in operations both in the United States and in PR China, as well as specific knowledge and experience in the Company’s industry and markets of operation obtained from his years of experience with the Company.

Daniel Chi Keung Lui has served as the chief executive officer for Porcheers Consultants Limited since 2006.  Mr. Lui has also served as a member of the board of directors and chairman of the audit committee of Huifeng Bio-Pharmaceutical Technology Inc. since 2010.  From 2004 until 2006, Mr. Lui served as the chief financial officer and as a member of the board of directors of China Digital Media Corporation, where Mr. Lui assisted with the implementation of financial and internal control systems to achieve compliance with applicable listing requirements.  Mr. Lui is also the founder of Beth Group and served as its managing director from 1995 through 2001.  Prior to Beth Group, from 1989 until 1992, Mr. Lui served as the director and general manager of Tomson Pacific, a Hong Kong listed company with total assets in excess of HK$3 billion.   Mr. Lui graduated from Hong Kong Baptist University with a focus in Business Management and Accounting.  Mr. Lui holds an M.B.A. from the University of East Asia in Macau.

The Nominating Committee determined that Mr. Lui is qualified to serve as a director of the Company because he possesses particular knowledge and experience in US GAAP, corporate finance, internal controls and auditing, and corporate governance.

Jeff Qi He has served as a managing director of commercial operations for Saint-Gobain Abrasives Inc. since 2006.  Previously, from 2003 until 2006, Mr. He served as a strategy director for Bonded Abrasives World Wide, a $400 million global business unit of Saint-Gobain Abrasives, Inc., where Mr. He participated in global business development within emerging markets.  Prior to Bonded Abrasives World Wide, from 2001 to 2003, Mr. He served as a consultant for Bain & Company, Inc., an international management consulting firm specializing in strategy development and implementation for various Fortune 1000 companies.  From 1997 until 1999, Mr. He served as a senior financial analyst for Intel Corporation, where he managed multiple project teams aimed at improving various internal and external financial and manufacturing processes.  Mr. He holds a M.B.A. from the Goizueta Business School.

The Nominating Committee determined that Mr. He is qualified to serve as a director of the Company because he possesses particular knowledge and experience in operations both in the United States and in PR China, as well as, specific knowledge and experience in the Company’s markets.

Ted Liangche Shen has served as an investment advisor for Austen Morris Associates since 2004, where his role is to advise foreign companies with respect to potential investments, mergers and acquisitions in Chinese companies.  Previously, from 2005 until 2007, Mr. Shen served as a business and financial consultant for New Idea Enterprise Co., Ltd, where he created market strategies and was responsible for monitoring the sales and financial results of the company.  Prior to serving as its business and financial consultant, from 2003 until 2004, Mr. Shen served as a general manager of the factory and sales offices of New Idea Enterprise Co., Ltd.  Before 2003, Mr. Shen was employed by Ladenburg Thalmann Investment Banking from 1997 until 2001 and Prudential Security from 2002 until 2003, where he brokered debt and equity securities of U.S. listed companies to institutional clients.

The Nominating Committee determined that Mr. Shen is qualified to serve as a director of the Company because he possesses particular knowledge and experience in finance and manufacturing and he has experience with operations in PR China, Taiwan and the United States.

Information regarding Mr. Graylin, whose term as director will expire upon the conclusion of the 2011 Annual Meeting is as follows:

Will Wang Graylin has started five companies focused on mobile computing, security and payments since his graduate thesis on “Addressing the Complexity of Mobile Computing” at MIT nearly a decade ago.  Mr. Graylin is currently the founder and CEO of ROAM Data, a premier mobile application and payment services company, helping enterprises extend valuable data and transactions to the cell phones of their mobile professionals.  He also currently serves on ROAM’s board of directors and on the board of directors ACT Merchant Services, Inc. and ONvocal, Inc., both privately held companies.  Before ROAM, from December 2001 to April 2007 he was founder and CEO of WAY Systems, a mobile Point of Sales (POS) services company.  He grew WAY from zero to the #2 Mobile POS provider in the U.S. and was honored with the 2005 “Movers & Shakers Award” by Transaction World magazine.  Prior to WAY from March 2000 to November 2001 he was founder and CEO of EntitleNet, a security software company, sold to BEA Systems for a profit in 2001.  Before that from March 1999 to March 2000 he was founding President of Marbles, later Skyfire Technologies, the first mobile thin client software company focused on enterprise applications for mobile workforces.  He earned two Masters degrees from MIT (MBA & MSEECSS) through the Leaders for Manufacturing program, after serving as a US Navy Nuclear Submarine Officer for nearly 6 years, the first naturalized China born immigrant to serve in this program.  Will is fluent in English, Mandarin and Cantonese.

Vote Required and Board of Directors’ Recommendation.

The election of each nominee for director requires a plurality of the votes cast in the election of directors.  The five nominees for director receiving the highest number of affirmative votes from the shares voted at the annual meeting will be elected as directors.  In determining whether the proposal has been approved, abstentions will be counted for purposes of determining the presence or absence of a quorum, but will have no other legal effect under Delaware law, and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. Stockholders do not have the right to cumulate their votes in the election of directors.  If, at the time of the meeting any nominee should be unavailable to serve as a director, it is intended that votes will be cast, in accordance with the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors, or the Board of Directors may reduce the number of directors.  Each nominee has consented to being named in this Proxy Statement and to serve if elected.  The Board of Directors recommends that the shareholders vote FOR the nominees set forth above.  Properly executed and delivered proxies solicited by management for which no specific direction is included will be voted FOR the election of the nominees listed to serve as directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Baker Tilly Hong Kong Limited  (“Baker Tilly”), independent registered public accountants, served as the Company’s independent auditors auditing and reviewing the Company’s financial statements for the fiscal year ended December 31, 2010, and the Audit Committee has selected them to serve as the Company’s independent auditors for the current fiscal year.  Services provided to the Company by Baker Tilly for the 2010 fiscal year are described in “Audit Information-Fees of Independent Registered Public Accountants.”  Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is requesting that shareholders ratify the selection of Baker Tilly as the Company’s independent registered public accountants to make an examination of the financial statements of the Company for the 2011 fiscal year.  If shareholders do not ratify the selection of Baker Tilly at the meeting, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Representatives of Baker Tilly are expected to be present at the annual general meeting of shareholders and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Vote Required and Board of Directors’ Recommendation.

Ratification of the appointment of Baker Tilly as the Company’s independent registered public accountants for the 2010 fiscal year will require the affirmative vote of the holders of a majority of the shares of outstanding Common Stock present or represented at the Annual Meeting of Stockholders and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. The Board of Directors recommends that you vote FOR the ratification of the appointment of Baker Tilly as the Company’s independent registered public accountants for the 2011 fiscal year.  Proxies solicited by management for which no specific direction is included will be voted FOR ratification of the appointment of Baker Tilly.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information as of May 20, 2011 with respect to the beneficial ownership of shares of the Company’s Common Stock by (i) each person or group, according to the most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or otherwise known to us, to beneficially own more than 5% of the outstanding shares of such stock, (ii) each director; (iii) each of our executive officers named in the Summary Compensation Table in the section titled “Director and Executive Compensation” currently serving as an executive officer; and (iv) the executive officers and directors as a group.  Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 33,454,903 shares of common stock outstanding as of May 20, 2011.  Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)

Jan Rejbo	3,728,505 (2) (12)	11.14%
75/12 M.12 Grand Crystal, Praditmanutham Road
Klong Kum, Beung Kum
Bangkok, Thailand 10240

RENN Universal Growth Investment Trust (3)	2,911,762(2)	8.59%
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Russell Cleveland (4)	4,342,761	12.76%
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Henry T. Cochran (5)	3,281,633	9.81%

Lei Xia (5) (6)	2,321,509	6.94%

De Hai Li (5)	51,355	*

Will Wang Graylin (7)	26,706	*

Daniel Chi Keung Lui (8)	16,380	*

Jeff Qi He (9)	11,921	*

Ted Liangche Shen (10)	4,918	*

All Officers and Directors as a Group (7 persons) (11)	5,723,350	17.07%

(1)	The percentage shown in the table is based on 33,454,903 shares of Common Stock outstanding on May 20, 2011.

(2)	The numbers of shares of Common Stock of the Company are as shown in the filed Schedule 13G or Schedule 13D reviewed by the Company or as of the latest practicable date.

(3)
Includes 441,175 shares which may be purchased pursuant to currently exercisable warrants.  The percentage shown in the table is based on the shares issuable upon exercise of the warrants as described herein.   Russell Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of RENN Universal Growth Investment Trust.  Mr. Cleveland has sole voting and investment power over, but disclaims beneficial ownership as to, the shares beneficially owned by RENN Universal Growth Investment Trust.

(4)
Includes: (i) 2,911,762 shares held by RENN Universal Growth Investment Trust, which includes 441,175 shares which may be purchased pursuant to currently exercisable warrants, (ii) 1,002,352 shares held by Premier RENN Entrepreneurial Fund Ltd., which includes 137,059 shares which may be purchased pursuant to currently exercisable warrants, and (iii) 428,647 shares held by RENN Global Entrepreneurs Fund, Inc.  The percentage shown in the table is based on the shares issuable upon exercise of the warrants as described herein.  Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of RENN Universal Growth Investment Trust; Premier RENN Entrepreneurial Fund Ltd.; and RENN Global Entrepreneurs Fund, Inc.  Mr. Cleveland has sole voting and investment power over, but disclaims beneficial ownership as to, the shares beneficially owned by each such entity.

(5)	The business address for these individuals is 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen 518053, People’s Republic of China.

(6)	Includes 337,445 shares owned by Mr. Xia's wife Han Tao Cui.

(7)	The home address for this individual is 15 Birch Pond Dr., Saugus, MA 01906. Includes 29,674 shares issuable pursuant to an outstanding stock option within 60 days after May 20, 2011.

(8)
The home address for this individual is Flat F, 18/F, Blk 4 Metro City Phase 2, 8 Yan King Rd., Tseung Kwan O, Hong Kong.  Includes 16,380 shares issuable pursuant to an outstanding stock option within 60 days after May 20, 2011.

(9)
The business address for this individual is No. 118, 2008 Chengsan Road, Pudong, Shanghai, China 200125.  Includes 17,881 shares issuable pursuant to an outstanding stock option within 60 days after May 20, 2011.

(10)
The business address for this individual is Rm. 901, No. 28, Alley 135, Xujiahui Road, Shanghai, PR China 20023.  Includes 4,918 shares issuable pursuant to an outstanding stock option within 60 days after May 20, 2011.

(11)	Includes 337,445 shares owned by Mr. Xia's wife Han Tao Cui. Includes 68,853 shares issuable pursuant to outstanding stock options within 60 days after May 20, 2011.

(12)	Includes 45,000 shares held by Mr. Rejbo's spouse and 20,000 shares held by Mr. Rejbo's daughter as to which Mr. Rejbo disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of Common Stock to file with the SEC initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The SEC’s rules require such persons to furnish us with copies of all Section 16(a) reports that they file.  Based on a review of these reports, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in the fiscal year ended December 31, 2010.

GOVERNANCE OF THE COMPANY

Board of Directors and Committees

The Company has established separate audit, nominating and compensation committees that are described below.  Our audit, compensation and nominating committees each operate under a charter that has been approved by our board of directors. Printable copies of the charters for the audit, compensation and nominating  committees  are available at www.sinohub.com under the heading Investors (Corporate Governance).

Code of Business Conduct and Code of Ethics. A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code. The Company has a written Code of Business Conduct (the “Code of Business Conduct”) that applies to all of our personnel and a code of ethics (the “Senior Financial Officer Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer, Controller and persons performing similar functions (collectively, the “Senior Financial Officers”). Printable copies of the Code of Business Conduct and the Senior Financial Officer Code of Ethics are available at www.sinohub.com under the heading Investors (Corporate Governance).

Audit Committee. The Company has established an audit committee, which members are comprised of Daniel Chi Keung Lui, Jeff Qi He, and Ted Liangche Shen.  Mr. Lui serves as the chairman of the audit committee.  The audit committee is primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls.  Mr. Lui serves as our “audit committee financial expert.”   The Company believes that while the members of the committee are collectively capable of analyzing and evaluating financial statements and understanding internal control over financial reporting and disclosure controls procedures, the Board of Directors has determined that only Mr. Lui qualifies as an “audit committee financial expert” and has determined that each committee member is financially literate under applicable NYSE Amex rules.

Nominating Committee. The Company has established a nominating committee, which members are comprised of Daniel Chi Keung Lui, Jeff Qi He, and Ted Liangche Shen.  Mr. He acts as chairman of the nominating committee.  The nominating committee is primarily responsible for the nomination of potential directors for the Company’s Board of Directors.

Compensation Committee. Daniel Chi Keung Lui, Jeff Qi He, and Ted Liangche Shen are the members of our compensation committee.  Mr. He serves as the chairman of the compensation committee.   The compensation committee is primarily responsible for overseeing and administering our compensation plans and executive compensation matters.

Board of Directors Independence. Our Board of Directors currently consists of six members.  The following four members of the Board of Directors are “independent” as defined in applicable NYSE Amex rules: Will Wang Graylin, Daniel Chi Keung Lui, Jeff Qi He, and Ted Liangche Shen.  The Board has voted to reduce the size of the Board to five members effective upon the conclusion of the stockholders meeting and Mr. Graylin has not been nominated for re-election.

Director Nomination Process

The process followed by our nominating committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating committee will apply the criteria set forth in the nominating committee’s charter. These criteria include the candidate’s:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a member of the board of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors of the Company;

•	practical and mature business judgment;

•	composition of the Board of Directors (including its size and structure; and

•	in the case of the renomination of existing directors, the performance of the director on our board of directors and on any committee of which the director was a member. .

If the Company becomes subject to a binding obligation that requires a director nomination structure inconsistent with the nominating committee’s selection criteria, then the nomination or appointment of directors shall be governed by such requirements.  We are not currently subject to any such obligation.

 Our nominating committee has not adopted any formal or informal diversity policy and treats diversity as one of the criteria to be considered by the committee. The committee does not assign specific weights to particular criteria that the committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite and diverse mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Stockholder Nominees.  Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating Committee, c/o Secretary, SinoHub, Inc., 6/F, Building 51, Road 5, Qiongyn Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic of China 518057. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating committee or the board of directors, by following the procedures set forth in our bylaws, including advance notice requirements. Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting. See “Proposals for 2012 Annual Meeting” for more information about these procedures.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors   Under the terms of the indemnification agreements, we agreed to indemnify our officers and directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent director in connection with any proceeding if the officer or director acted in good faith and did not derive an improper personal benefit from the transaction or occurrence that is the basis of the proceeding.

Board and Committee Meeting Attendance

In 2010, there were 5 meetings of the Board of Directors.  Each of Charles Kimball, Robert Torino and Afshin Yazdian, none of whom are currently directors of the Company missed one meeting each.  All other directors attended all of the meetings of the Board of Directors held in 2010 held during their respective tenures as a director.  In 2010, there were 54 meetings of the audit committee, all of which were attended by all of the members of the committee.  In 2010, there were 5 meetings of the compensation committee, which was formed in January 2010, all of which were attended by all of the members of the committee.  In 2010, there were  2 meetings of the nominating committee, all of which were attended by all of the members of the committee.

Communications with Directors

Any director may be contacted by writing to him or her c/o the Secretary of the Company at the address set forth above.  Communications to the non-management directors as a group may be sent to the Independent Directors c/o the Secretary of the Company at the same address.  We promptly forward, without screening other than normal security procedures for all our mail, all correspondence to the indicated director or directors.

Annual Meeting Attendance

We do not have a formal policy requiring directors to attend shareholder meetings but we encourage members of the Board of Directors to attend the Annual Meeting of Shareholders.

Compensation Committee Interlocks And Insider Participation

The Compensation Committee of the Board is comprised of Messrs. Graylin (chair), and He, each a non-employee director of the Company.  None of our executive officers serves on the Compensation Committee or board of directors of any other company of which any members of our Compensation Committee or any of our directors is an executive officer.

Audit Committee Report. The Audit Committee of the Board is composed of three directors, all of whom meet the current NYSE Amex test for independence.  The Committee acts under a written charter adopted by the Board.  The Audit Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010 (the “Audited Financial Statements”).

•	The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management;

•
The Audit Committee discussed with Baker Tilly Hong Kong Limited (“Baker Tilly”), the Company’s independent auditors for fiscal 2010, the matters required to be discussed by Statements on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
 The Audit Committee received from the independent auditors the written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1 ( Independence Discussions with Audit Committees ), discussed with Baker Tilly its independence from the Company and its management, and considered whether Baker Tilly’s provision of non-audit services to the Company was compatible with the auditor’s independence; and

•
Based on the review and discussion referred to above, and in reliance thereon, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

AUDIT COMMITTEE:	Daniel Chi Keung Lui
Jeff Qi He
Ted Liangche Shen

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Executive Officers

Set forth below is information regarding our current executive officers. Except as set forth below, there are no family relationships between any of our executive officers and our directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns or is removed by the Board or his successor is elected and qualified.

Name	Age	Position	Term as a Officer (1)
Henry T. Cochran	67	Chief Executive Officer and Chairman of the Board	May 2008 to the Present
Lei Xia	42	President and Director	May 2008 to the Present
De Hai Li	41	Chief Financial Officer	November 2008 to the Present

_______________
(1)
 Reflects the date elected as an executive officer of SinoHub, Inc. at the beginning of their current term.   Messrs.  Cochran, Xia and Li served as officers of the Company’s wholly-owned subsidiary SinoHub International, Inc. prior to the reverse merger that resulted in SinoHub International, Inc. becoming a subsidiary of the Company (the “Reverse Merger”), and their terms as executive officers of SinoHub International, Inc. commenced on the following dates:  Henry T. Cochran – March 1999, Lei Xia – July 2000 and De Hai Li – March 2005.

Additional information regarding Henry T. Cochran and Lei Xia is set forth above under the caption “Directors”.

De Hai Li was re-appointed Chief Financial Officer of SinoHub on November 28, 2008.  Mr. Li initially became Chief Financial Officer of SinoHub in May 2008 following the reverse merger and on September 11, 2008, he resigned his position as Chief Financial Officer of SinoHub and became Vice President of Finance.   Mr. Li joined SinoHub International as its Chief Financial Officer on March 1, 2005.  Prior to joining SinoHub, Mr. Li was the Chief Financial Officer of Shenzhen Excellence Investment Development Co., Ltd., which provides international logistics management, bonded warehouse, international shipment, international trading, real estate management and construction services.  Mr. Li became the Chief Financial Officer of Shenzhen Excellence in May 2003.  While at Shenzhen Excellence, Mr. Li raised capital of RMB 120 million, managed the acquisition of a State-owned company and created an effective financial management system for all seven subsidiaries.  Prior to Excellence, Mr. Li was the Chief Financial Officer of Hong Kong B&D Engine Co., Ltd. (Shenzhen), a large scale OEM for Mercedes Benz.  Mr. Li began his career in The Fourth Survey and Design Institute of China Railway where he progressed from bookkeeper, accountant, accounting supervisor and financial controller to chief finance officer.  Mr. Li holds a Bachelor’s degree in Economics and Management from Hubei University.

DIRECTOR AND EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and				Stock	All Other	Total
Principal Position	Year	Salary	Bonus	Awards (1)	Compensation (2)	Compensation
Henry T. Cochran,	2010	$250,000	$20,833	$75,000	$18,253	$364,086
Chief Executive Officer	2009	$230,000	$19,167	$69,489	$0	$318,656
Lei Xia,	2010	$220,000	$18,333	$66,000	$15,872	$320,205
President	2009	$200,000	$16,667	$60,427	$0	$277,094
De Hai Li,	2010	$200,000	$16,667	$100,000	$0	$316,667
Chief Financial Officer	2009	$180,000	$15,000	$54,383	$0	$249,383

(1)
The amounts reported in this column represent the grant date fair value of shares of restricted stock. Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made when calculating the amounts in this table are found in Note 12 to the SinoHub consolidated financial statements for the years ended December 31, 2010 and December 31, 2009 contained in the annual report accompanying this Proxy Statement.

(2)	The amounts reported in this column represent the dollar value of all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes.

Employment Contracts

The Named Executive Officers have entered into standard employment contracts with subsidiaries of SinoHub, pursuant to which the officers are engaged to serve in their respective positions.  The employment contracts set forth the officer’s annual salary, hours of work, social insurance requirements and other terms.  This is the standard form of employment contract entered into with all of SinoHub’s employees.   The terms of the employment contracts include the following:

Name	Term	Monthly Wage		Job Title
Henry T. Cochran	January 1, 2011 through December 31, 2011	$21,667	(1)	Chief Executive Officer
Lei Xia	January 1, 2011 through December 31, 2011	$19,167		President
De Hai Li	January 1, 2011 through December 31, 2011	$17,500		Chief Financial Officer

(1)	A portion of Mr. Cochran’s monthly salary is payable in RMB at a rate of US$5,000 per month based on the exchange rate at the time of payment.

Each of Messrs. Cochran, Xia and Li are employed by both of the Company’s principal subsidiaries, SinoHub Electronics Shenzhen, Ltd. and B2B Chips, Ltd., which are located in the areas where they spend most of their time, Shenzhen and Hong Kong, respectively, and a portion of their salaries is paid by each company.  Were they to be employed by SinoHub, Inc. in the USA, it would make it very difficult for Mr. Cochran and Mr. Xia (both US citizens) to get Shenzhen resident permits.  In Mr. Li’s case, since he is a Chinese citizen, if he were to be employed by SinoHub, Inc. in the US it might raise potential issues for him, including obtaining the requisite work permits and possible tax liability.

The employment agreements between B2B Chips and each of the named executive officers  provide for the payment of one month’s wages in the event the agreements are terminated by the Company on less than one month’s notice and for repatriation of the named executive officers to Hong Kong or, at the officer's request, to his place of origin if such place is nearer to his place of work, at the Company’s expense, in the event of the termination of the agreements by the Company, as a result of the disability of the officer, or by the officer upon one month’s notice or forfeiture of one month’s wages to the Company or as a result of a breach of the applicable agreement by the Company.  The payment of one month’s wages would result in a payment of $21,667 to Mr. Cochran, a payment of $19,167 to Mr. Xia and a payment of $17,500 to Mr. Li based on their current salary levels.

The employment agreements between B2B Chips and each of the named executive officers further provide for the payment of medical expenses in the event that the officer is incapacitated whether or not the cause of such incapacity is work-related.  If the cause of the officer’s incapacity or death is work-related, the officer is also entitled to compensation in accordance with the law of the officer’s then-current place of employment or the laws of Hong Kong if the local law does not provide for such payments.  If the cause of the officer’s incapacity is not work-related, the officer is also entitled to payment of full wages for up to three months and half wages for up to an additional nine months so long as the incapacity persists, which would result in maximum payments of $162,500, $143,750 and $131,250, respectively, to Messrs. Cochran, Xia and Li based on their current salary levels.

The restricted stock granted to Messrs. Cochran, Xia and Li in January 2010 vested on December 31, 2010.  The terms of the restricted stock grants provided that prior to the vested date the shares would vest immediately upon a change of control, or termination of their services with the Company due to their death, incapacity or termination by the Company without cause.  Based on the closing price of the Company’s common stock on March 4, 2011 of $2.81 per share, the value of the vested shares would be $61,469, $54,092 and $49,175, respectively, to Messrs. Cochran, Xia and Li.

The restricted stock granted to Mr. Li in June 2010 vested immediately upon grant.  Based on the closing price of the Company’s common stock on March 4, 2011 of $2.81 per share, the value of the vested shares would be $41,324 to Mr. Li.

Other than as set forth above, there are no material terms of the contracts that provide for payments in connection with the resignation, retirement or other termination of a named executive officer or in connection with a change of control and except as disclosed above, there are no other arrangements with any Named Executive Officer with respect to termination of employment or change of control transactions.

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2010.  Restricted stock was granted pursuant to the Company’s 2008 Amended and Restated Stock Plan.  The restricted stock grants listed below with a grant date of January 19, 2010 vested on December 31, 2010.  The restricted stock granted to Mr. Li on June 4, 2010 vested immediately upon grant.

 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Henry T. Cochran	1/19/2010	21,875	_	_	$75,000
Lei Xia	1/19/2010	19,250	_	_	$66,000
De Hai Li	1/19/2010	17,500	_	_	$60,000
De Hai Li	6/4/2010	14,706	_	_	$40,000

Outstanding Equity Awards at Fiscal Year End

There were no outstanding stock options held by the Company’s Named Executive Officers at December 31, 2010.

Option Exercises and Stock Vested in 2010

The following table presents information for our Named Executive Officers on the number of shares acquired upon the vesting of stock awards in the form of restricted stock grants during fiscal year 2010, and the value realized before payment of any applicable withholding tax and broker commissions.   The grants were all effective at their respective grant dates and all vested in their entirety on December 31, 2010 other than the 14,706 shares granted to Mr. Li on June 4, 2010 which vested immediately upon grant.

Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Henry T. Cochran	21,875	$57,094
Lei Xia	19,250	$50,242
De Hai Li	17,500	$45,675

Director Compensation

The following table sets forth all compensation awarded to, earned by or paid to the directors in 2010 for service as directors:

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Henry T. Cochran	$0	0	$0	0	0	0	$0
Lei Xia	$0	0	$0	0	0	0	$0
Charles T. Kimball (1) (8)	$19,000	0	$0	0	0	0	$19,000
Will Wang Graylin (2)	$4,000	0	$0	0	0	0	$4,000
Richard L. King (3)	$4,000	0	$0	0	0	0	$4,000
Daniel Chi Keung Lui (4) (9)	$9,000	0	$200,000	0	0	0	$209,000
Jeff Qi He (5) (10)	$4,000	0	$180,000	0	0	0	$184,000
Robert S. Torino (6) (11)	$12,500	0	$0	0	0	0	$12,500
Afshin Yazdian (7)	$15,000	0	$0	0	0	0	$15,000

(1)
The “Option Awards” column does not reflect a non-qualified option to purchase 107,914 shares of SinoHub Common Stock at $2.35 (average of 5 prior trading days closing price) for a period of 5 years granted on January 1, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.   The grant date fair value of the portion of that option which vested during 2010 is $42,950.

(2)
The “Option Awards” column does not reflect a non-qualified option to purchase 59,347 shares of SinoHub Common Stock at $2.48 (average of 5 prior trading days closing price) for a period of 5 years granted on January 14, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.    The grant date fair value of the portion of that option which vested during 2010 is $23,264.

(3)
The “Option Awards” column does not reflect a non-qualified option to purchase 58,651 shares of SinoHub Common Stock at $2.35 (average of 5 prior trading days closing price) for a period of 5 years granted on February 3, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.  On January 25, 2011, Mr. King resigned as a director of the Company.    The grant date fair value of the portion of that option which vested during 2010 is $23,226.

(4)	On July 21, 2010, Mr. Lui was elected to serve as a director of the Company.

(5)	On October 12, 2010, Mr. He was elected to serve as a director to fill the vacancy created by the resignation of Mr. Yazdian.

(6)
The “Option Awards” column does not reflect a non-qualified option to purchase 117,440 shares of SinoHub Common Stock at $2.40 (average of 5 prior trading days closing price) for a period of 5 years granted on February 3, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.   The grant date fair value of the portion of that option which vested during 2010 is $23,253.

(7)
The “Option Awards” column does not reflect a non-qualified option to purchase 105,696 shares of SinoHub Common Stock at $2.40 (average of 5 prior trading days closing price) for a period of 5 years granted on February 3, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year. The grant date fair value of the portion of that option which vested during 2010 is $31,392. On October 12, 2010, Mr. Yazdian resigned as a director of the Company.

(8)	On January 2, 2011, Mr. Kimball resigned as a director of the Company.

(9)
Non-qualified option to purchase 109,200 shares of SinoHub Common Stock at $2.62 (the last closing price prior to the grant) for a period of 5 years granted on July 21, 2010 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.   The grant date fair value of the portion of that option which vested during 2010 is $10,000.

(10)
Non-qualified option to purchase 119,206 shares of SinoHub Common Stock at $2.21 (the last closing price prior to the grant) for a period of 5 years granted on October 12, 2010 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.  No portion of that option vested during 2010.

(11)	On July 9, 2010, Mr. Torino resigned as a director of the Company.

All compensation paid to our employee directors is set forth in the tables summarizing executive officer compensation above.  For the 2010 fiscal year, non-employee directors were entitled to receive $1,000 for each meeting attended in person and the stock options captioned above based on approximately $20,000 per year compensation under the Black-Scholes pricing model.  Beginning March 2009, members of the audit committee were entitled to receive $3,000 for each audit committee meeting attended in person and annual stock option grants of an amount of shares that will produce a value of approximately $16,000 under the Black-Scholes pricing model, and the chairman of the audit committee was entitled to receive $3,500 for each audit committee meeting attended in person and annual stock option grants of an amount of shares that will produce a value of approximately $20,000 under the Black-Scholes pricing model.  The stock option grants for service on the board and on the audit committee have typically been structured as options granted near that time that service begins vesting quarterly over 5 years with the amount vesting in each 12 month period producing the targeted annual value under the Black-Scholes pricing model.  As set forth in the table above, Mr. Kimball received $19,000 in cash in 2010 for 4 board meetings attended and 5 audit committee meetings attended; Mr. Graylin received $4,000 in cash for 4 board meetings attended; Mr. King received $4,000 in cash for 4 board meetings attended; Mr. Lui received $9,000 in cash for 2 board meetings and 2 audit committee meetings attended; Mr. He received $4,000 in cash for 1 board meeting and 1 audit committee meeting attended; Mr. Torino received $12,500 in cash for 2 board meetings and 3 audit committee meetings attended; and Mr. Yazdian received $15,000 in cash for 3 board meetings and 4 audit committee meetings attended.

The amounts reported in “Option Awards” represent the aggregate grant date fair value of stock options awarded in each year in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (formerly Statement of Financial Accounting Standards (SFAS) No. 123R).  Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2010 are included in Note 12 “Stock Options” to the Company’s audited financial statements for the fiscal year ended December 31, 2010.

The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards.  Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the director’s continued service.

Compensation Risk Assessment

In setting compensation, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of its goals that may be inherent in its compensation programs.  The Compensation Committee reviewed and discussed its assessment with management and outside legal counsel and concluded that the Company’s compensation programs are within industry standards and are designed with the appropriate balance of risk and reward to align employees’ interests with those of the Company and do not incent employees to take unnecessary or excessive risks.  Although a portion of our executives’ and employees’ compensation is performance-based and “at risk,” we believe our compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest, nor are there any such transactions presently proposed, except as set forth below.  References in this section to the “Company” include the Company’s subsidiary SinoHub International, Inc. which was acquired by the Company in a reverse merger in May 2008.

The Company’s CEO and Chairman and his spouse pledged the condominium in which each holds 50% ownership as collateral for a loan agreement dated September 25, 2009 for $4.4 million with Industrial Bank of Fujian (CIB) and repayable on September 25, 2010.  On September 25, 2010, this pledge was released.  The loans from CIB generally have 1 year terms with repayment in full required at the end of the term and a new loan agreement put in place at that time.  The Company’s subsidiary, SinoHub Electronics Shenzhen, Ltd. and the Company’s President and his spouse, both shareholders of the Company, have also provided guarantees for the CIB loan with no consideration paid to them.

On April 13, 2009, the Company entered into a registration rights agreement with the holders of an aggregate of 7,352,750 shares of the Company’s common stock issued in respect of SinoHub International’s Series A, B and C Convertible Preferred Stock in connection with the reverse merger (the “Former Preferred Holders”) providing them with demand and piggyback registration rights with respect to such shares on the condition that such rights will not be exercisable for a period of 180 days following May 13, 2009.  The Former Preferred Holders include the Company’s CEO, Henry T. Cochran, and Jan Rejbo, who currently beneficially owns approximately 13% of the Company’s outstanding stock.  Prior to the reverse merger, the Former Preferred Holders were entitled to piggy back and demand registration rights with respect to the shares of SinoHub International common stock into which the shares of SinoHub International’s Series A, B and C Convertible Preferred Stock was convertible pursuant to the terms of certain Stock Purchase Agreements entered into among SinoHub International and such holders.  Prior to the execution of such registration rights agreement, on March 6, 2009, the Company entered a waiver agreement with the respect to the registration rights agreement between the Company and the holders of common stock purchased in the Company’s September 2008 private placement (the “Private Placement Investors”) pursuant to which the Private Placement Investors consented to the inclusion of the shares held by the Former Preferred Holders, and by certain other stockholders (the “Additional Stockholders”), including Lorikeet, Inc., a company beneficially owned by our former CEO Steven White in a registration statement filed by the Company to register the resale of the shares owned by the Private Placement Investors.  The Additional Stockholders are entitled to piggyback registration rights under the terms of the Merger Agreement entered into in connection with SinoHub’s reverse merger.  Under the terms of the registration rights agreement with the Former Preferred Holders, the Former Preferred Holders agreed not to include their shares in the registration statement.  The Company subsequently filed a registration statement for the resale of the shares held by the Former Preferred Holders with the SEC, which registration statement became effective on November 6, 2009.

On May 7, 2009, the Company’s President and Chief Financial Officer, all shareholders of the Company, provided guarantees for a loan given to SinoHub SCM Shenzhen Limited by the Shenzhen branch of the Hangzhou Bank in the amount of $6,400,000.  No consideration was paid to them for the guarantees.  The facility was available through April, 2010, and the term of any individual loan thereunder was be determined at the time of the loan by mutual agreement of the bank and SinoHub SCM Shenzhen Limited. The facility was renewed in the amount of $5,300,000 in May 2010 and the guarantees were renewed as well.  Two of our subsidiaries, SinoHub SCM Shenzhen, Ltd., and B2B Chips, Ltd., also guarantee the facility with no consideration paid to them for the guarantees.  The facility renews each year and is currently available through May, 2011.

On August 21, 2009 the Company’s subsidiary SinoHub Electronics Shenzhen, Ltd. acquired direct ownership of 100% of the equity interest in SinoHub SCM Shenzhen, Ltd. from Ms. Han Tao Cui, a shareholder of the Company and the spouse of our President Lei Xia (the “Trustee”).  Prior to that date, SinoHub Electronics Shenzhen was the sole beneficial owner of SinoHub SCM Shenzhen, Ltd. and record ownership of SinoHub Shenzhen, Ltd. was held in the name of Ms. Cui, who acted as trustee pursuant to a Declaration of Trust that vested all beneficial rights in the stock to SinoHub Electronics Shenzhen and compelled the trustee to act at the direction of SinoHub Electronics Shenzhen.  SinoHub Electronics Shenzhen paid nominal consideration for the transfer of the shares as the Declaration of Trust granted it the right to cause the shares of SinoHub SCM Shenzhen, Ltd. previously registered in the name of the Trustee to be registered in the name of SinoHub Electronics Shenzhen, Ltd.

On May 18, 2010, the Company’s Chief Financial Officer, who is also a shareholder of the Company, provided an unlimited guarantee for a letter of credit facility given to SinoHub SCM Shenzhen Limited by the Bank of Jiangsu in the maximum amount of $9,000,000.  No consideration was paid to him for the guarantee.

On June 2, 2010, the Company’s Chief Financial Officer, who is also a shareholder of the Company, provided an unlimited guarantee for a revolving credit line given to SinoHub SCM Shenzhen Limited by the Shenzhen branch of the Ningbo Bank in the maximum amount of $5,000,000.  No consideration was paid to him for the guarantee.  In December 2010, the revolving credit line was replaced with a new revolving credit line from the Shenzhen branch of the Ningbo Bank in the maximum amount of $7,000,000 which was also guaranteed by the Company’s CFO.  The new facility is available through December 21, 2011.  The Company’s subsidiary, SinoHub Electronics Shenzhen, Ltd. has also provided guarantees for the revolving credit line loan with no consideration paid to it.

In November 2010, our President, his spouse and our CFO provided guarantees for a letter of credit facility with Industrial Bank in the amount of $7,100,000.  In addition, two of our subsidiaries, SinoHub Electronics Shenzhen, Ltd. and Topology Communication Technology (Shenzhen) Ltd., guarantee the facility.  No consideration was paid to any of these parties in connection with their guarantees.  The facility is available through November, 2011.

AUDIT INFORMATION

Baker Tilly Hong Kong Limited (“Baker Tilly”) is our Principal Independent Registered Public Accountants engaged to examine our financial statements for the fiscal years ended December 31, 2010 and 2009.  Jimmy C.H. Cheung & Co. Certified Public Accountants (“Cheung”) was our independent accounting firm for the fiscal year ended December 31, 2008.  On February 3, 2010, the Company was notified that effective January 29, 2010, the US Audit Practice of Cheung merged with Baker Tilly resulting in the resignation of Cheung as independent registered public accounting firm for the Company.  The Audit Committee then selected Baker Tilly as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

During the Company’s most two recent fiscal years ended December 31, 2010 and 2009 and through March 4, 2011, the Company did not consult with Baker Tilly or Cheung on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and neither Baker Tilly nor Cheung provided either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The table below shows the fees that we paid or accrued for the audit and other services provided by Baker Tilly for the fiscal years ended December 31, 2010 and December 31, 2009.

Fee Category	2010	2009

Audit Fees	$208,091	$176,300

Audit-Related Fees	$6,600	$12,000

Tax Fees	$-	$-

All Other Fees	$-	$-

Audit Fees

This category includes the audit of our annual financial statements, review of financial statements included in our annual and quarterly reports and services that are normally provided by the independent registered public accounting firms in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees

This category consists of assurance and related services by the independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees”.  The services for the fees disclosed under this category include services relating to our registration statement and consultation regarding our correspondence with the SEC.

Tax Fees

This category consists of professional services rendered for tax compliance and tax advice.

All Other Fees

This category consists of fees for other miscellaneous items.

Pre-Approved Services

The Audit Committee’s charter provides for pre-approval of audit, audit-related and tax services to be performed by the independent auditors.  As the Audit Committee was not established until March 2009, any such services, as described above, provided prior to that date were not pre-approved by the Audit Committee but were approved by the Board as a whole pursuant to Section 3(a)(58) of the Securities Exchange Act of 1934.  The Audit Committee approved the audit, audit-related and tax services to be performed by independent auditors and tax professionals in 2010.

The charter also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.  The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee has not delegated such authority to its members.

PROPOSALS FOR 2012 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, if you desire to make a proposal to be acted upon at the 2012 Annual Meeting of Shareholders, you must deliver the proposal, in proper form, to the Secretary of the Company, no later than January 28, 2012 , in order for the proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.  The address for the Secretary of the Company is 6/F, Building 51, Road 5, Qiongyn Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic of China 518057.  The Company anticipates holding the 2012 Annual Meeting of Shareholders on June 23, 2012.

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings.  To nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of the Company (i) no later than April 23, 2012, and no earlier than March 24, 2012 or (ii) if the date of the 2012 Annual Meeting of Shareholders is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, no later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation and no earlier than the close of business on the ninetieth day prior to such annual meeting.  Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice.  Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters.  The nominating committee will consider candidates recommended by shareholders in the same manner it considers other candidates. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company, Henry T. Cochran, at the address set forth above.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF SINOHUB, INC.
for the June 23, 2011 Annual Meeting of Stockholders and any postponement(s) or adjournment(s)
thereof.

     The undersigned hereby: (a) acknowledges receipt of the Notice of the Annual Meeting of the stockholders of SinoHub, Inc. to be held on June 23, 2011 (the “Annual Meeting”), and the associated Proxy Statement; (b) appoints Henry T. Cochran, as proxy, with the power to appoint a substitute; (c) authorizes each proxy to represent and vote, as designated below, all of the shares of Common Stock of the Company, par value $0.001 per share, held of record by the undersigned at the close of business on May 20, 2011, at the Annual Meeting and at any postponement(s) or adjournment(s) thereof; and (d) revokes any proxies previously given.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 23, 2011:

This Proxy Statement, the Notice of Annual Meeting of Shareholders and Our Annual Report to Shareholders are available at http://www.sinohub.com.

1.
The Board of Directors recommends a vote FOR each director of the Company listed below, to serve until the Annual Meeting of Stockholders following the 2011 fiscal year and until such director’s respective successors shall be elected and qualified, or until such director’s earlier death, resignation or removal from office.

Henry T. Cochran
	FOR ☐	AGAINST ☐

Lei Xia
	FOR ☐	AGAINST ☐

Jeff Qi He
	FOR ☐	AGAINST ☐

Daniel Liu
	FOR ☐	AGAINST ☐

Ted Liangche Shen
	FOR ☐	AGAINST ☐

2.	The Board of Directors recommends a vote FOR ratification of the appointment of Baker Tilly Hong Kong Limited as the independent auditors for the Company for the fiscal year ending December 31, 2011.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR the proposals set forth above.

Please sign, date, and return this Proxy as promptly as possible in the envelope provided:

Dated: , 2011

X

X
Signature(s) of Stockholders

Joint owners should each sign. Signature(s) should correspond with the name(s) printed on your stock certificates. Attorneys, executors, administrators, and guardians should give full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.